EXHIBIT A

Cover Letter to the Offer to Purchase and Letter of Transmittal

IF YOU DO NOT WANT TO SELL YOUR
SHARES OF BENEFICIAL INTERESTS
AT THIS TIME, PLEASE DISREGARD THIS NOTICE.
 THIS IS SOLELY A NOTIFICATION OF THE FUND’S TENDER OFFER.

December 15, 2016

Dear Archstone Alternative Solutions Fund Shareholder:

We are writing to inform you of important dates relating to a tender offer by Archstone Alternative Solutions Fund (the “Fund”) pursuant to which the Fund is offering to repurchase Shares of beneficial interests in the Fund (“Shares”), as described in the attached Offer to Purchase.

INFORMATION ABOUT THE TENDER OFFER

The tender offer period will begin on December 15, 2016 and will end at 12:00 midnight, Eastern time, on January 17, 2017. The purpose of the tender offer is to provide liquidity to shareholders that hold Shares. Shares may be presented to the Fund for purchase only by tendering them during one of the Fund’s announced tender offers (which A.P. Management Company, LLC, the Fund’s investment adviser, expects to recommended quarterly).

Should you wish to tender all or a portion of your Shares for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope or by fax so that it arrives no later than January 17, 2017. If you do not wish to tender your Shares, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO TENDER ANY OF YOUR SHARES AT THIS TIME.

All tenders of Shares must be received by UMB Fund Services, Inc. either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by January 17, 2017.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call UMB Fund Services, Inc. at (844) 449-4900.

Sincerely,

Archstone Alternative Solutions Fund

Cover Letter to the Offer to Purchase and Letter of Transmittal

IF YOU DO NOT WANT TO SELL YOUR
SHARES OF BENEFICIAL INTERESTS
AT THIS TIME, PLEASE DISREGARD THIS NOTICE.
 THIS IS SOLELY A NOTIFICATION OF THE FUND’S TENDER OFFER.

December 15, 2016

Dear Archstone Alternative Solutions Fund Shareholder:

We are writing to inform you of important dates relating to a tender offer by Archstone Alternative Solutions Fund (the “Fund”) pursuant to which the Fund is offering to repurchase shares of beneficial interests in the Fund (“Shares”), as described in the attached Offer to Purchase.

INFORMATION ABOUT THE TENDER OFFER

The tender offer period will begin on December 15, 2016 and will end at 12:00 midnight, Eastern time, on January 17, 2017. The purpose of the tender offer is to provide liquidity to shareholders that hold Shares. Shares may be presented to the Fund for purchase only by tendering them during one of the Fund’s announced tender offers.

Should you wish to tender all or a portion of your Shares for purchase by the Fund during this tender offer period, please contact your Financial Advisor (“FA”) who will provide you with a customized Tender Offer Form for your account. Contained in this Offer kit is a sample Tender Offer Form which is for your reference only.

The Tender Offer Form generated for your account will need to be signed and returned to your FA by midnight, Eastern time, on January 17, 2017. Upon receiving signed documentation, your FA will submit the form and enter the order for processing.

If you do not wish to tender your Shares, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO TENDER ANY OF YOUR SHARES AT THIS TIME.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call your FA.

Sincerely,

Archstone Alternative Solutions Fund